Exhibit 99.1
Q2 2009 Conference Call Script
July 22, 2009 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the second quarter 2009.
This conference call is being broadcast on our website at www.alleghenytechnologies.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI common stockholders.”
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And thank you to everyone listening on today’s call.
Before we get into the details of the quarter, I would like to summarize ATI’s current thinking about how the company is now positioned, and further positioning itself, in this difficult market:
First of all, we recognize that:
1.	These are challenging times, and while we are seeing signs of stability in some markets like commodity stainless steel, and gains in others like our exotic alloys business, we are realistic in saying that we are not, yet, seeing signs of significant recovery in our overall business volumes and revenues.

2.	Our financial position is strong. Our cost structure has improved considerably since the last down cycle; so we have remained profitable with strong cash generation.

3.	This has allowed us to improve our competitive capability, and to continue to invest for the future.

4.	Our product mix has improved; and we are focused on key global markets for growth and profitability.

5.	While we are managing through this downturn, we are not standing still. We are entering new market segments, increasing share in some segments, and preparing ATI to be better positioned to grow when the economy recovers.

Lastly, and most importantly,

6.	We remain confident in the intermediate and long-term growth potential for our core global markets. We believe that this is the time for ATI to further differentiate itself as a global specialty metals company :
•	uniquely positioned,

•	diversified,

•	technology-driven, with

•	unsurpassed manufacturing capabilities.
Now, moving to some details of the quarter, the markets, and further opportunities for ATI...
Success in this environment begins with a strong financial position, and the ability to generate cash. We have both.
Excluding special non-recurring charges from our recent capital market transactions, ATI was profitable in the second quarter. Before special charges, we earned $0.03 per share... not great, but with $54 million of operating profit. We ended the quarter with a significant amount of cash on hand, and an improved balance sheet giving us financial flexibility.

During the first half of the year, ATI was able to:
•	Generate cash flow of $323 million, excluding the net effect of a voluntary pension contribution.

•	Deploy $212 million of this cash in our self-funded strategic capital investments.

•	End the first half with $850 million of cash on hand.
In June, we completed several capital market transactions. The offerings were well-received by the investment community. As a result of these proactive liability management actions, we were able to return our U.S. defined benefit pension plan to a well-funded position and retire $183 million of ATI notes due in 2011.
We have been able to navigate this business environment by:
1.	Focusing on the high-value diversified products and global markets that have been driving the performance of ATI.

2.	By using our manufacturing flexibility and lowered cost structure to adjust our operating schedules and production rates to market conditions.

3.	And by remaining focused on continuing to improve our cost structure. Gross cost reductions in the first half 2009 were $74 million. We expect to exceed our 2009 cost reduction target of $150 million as we continue to improve efficiency.

Sales of our high-value products were 81% of first half 2009 sales compared to 73% for the full-year 2008. Digging deeper, sales of our key high-value products — titanium, grain-oriented electrical steel, nickel-based alloys and specialty alloys, and exotic alloys — represented 65% of first half sales as compared to 52% of sales in the first half 2008.
We have been able to move our titanium mill products to diversified global markets. For example, total titanium shipments were nearly 10 million pounds during the second quarter 2009, and over 20 million pounds in the first half 2009, even in this severe economic downturn, and even with the aerospace slowdown.
For perspective, ATI shipped 20.8 million pounds of titanium for the full-year 2003, which was our trough in the previous cycle. So, this is a different, larger, more efficient, and more global company than the last time around.
Titanium shipments in our Flat-Rolled Products segment, including conversion for our Uniti titanium joint venture, were 7.3 million pounds during the first half 2009. Titanium shipments in this segment were up by over 100,000 pounds compared to the first half 2008, when market conditions were much better.

Again for perspective, titanium flat-rolled product shipments for the full-year 2003, the last cyclical trough, were 2.4 million pounds. That’s 7.3 million in the first half 2009 compared to 2.4 million for the full year 2003. It’s truly a different company.
Stainless steel demand appears to be in an early stage of recovery. ATI Allegheny Ludlum successfully implemented two base-price increases:
1.	Effective May 4th, we increased prices by 6 to 9%, and

2.	Effective June 29th we increased prices by another 6%.
Base prices remain low, but we are seeing improvement from this historic bottom of the first half of 2009.
Industry data released last week indicates that service center inventories of stainless products remained near historically low levels in June at a seasonally adjusted rate of 2.5 months. Many of our service center customers tell us that they continue to keep their inventories at lower levels in order to avoid raw material risk and to conserve cash.
Turning to ATI markets, we remain confident in the intermediate and long-term growth potential of these core global markets:
•	Aerospace and defense accounted for 34% of first half 2009 sales, up from 29% for the full year 2008.

•	Electrical energy grew to 20% of first half 2009 sales from 16% of full year 2008 sales.

•	The chemical process industry and oil and gas markets accounted for 19% of first half 2009 sales, which is essentially flat with the full year 2008.
Our strategy to become more global is working. Direct international sales were nearly 33% of sales in the second quarter 2009. For comparison, direct international sales were 28% of total sales for the full year 2008.
We were well represented at the Paris Air Show in June. We had important meetings with the highest level of management at many key aerospace customers. All meetings were productive and representative of ATI’s position as an important specialty metals supplier.
The message from our customers was clear; they want to be aligned with suppliers who will be able to respond when the aerospace cycle improves. They particularly like ATI because we plan to have the next generation of capabilities — new and improved alloys and unsurpassed manufacturing equipment with new capabilities.
They also like ATI because of our financial strength and our global reach. We are working on several agreements intended to develop or expand strategic relationships with these key global customers.

The aerospace supply chain is responding to reduced 2009 build rates, possibly lower 2010 build rates due to available financing, and current reduced demand for aftermarket spare parts reflective of the global recession.
So, this resulted in demand for our jet engine metals being lower than expected in the second quarter. There still remains uncertainty in aerospace supply chain, because the jet engine forecast appears very conservative as compared to the OEM airframe build forecast.
Customers seem to be hesitant to make purchases to inventory due to their own economic conditions. They also see a perceived or potential negative impact on the future build schedule, due to the potential of reduced builds caused by the lack of available financing.
With historical precedent as a guide, the aerospace supply chain may very well overcorrect. If so, it would then need to quickly adjust to confirmed build schedules, or increasing lead-times, or both, which would include the ramp of Boeing’s 787.
The defense non-aeroengine market is a new focus for ATI. It is a market where our sales grew in the first half 2009 compared to the first half 2008. For us, this new market includes applications in:
•	Defense hardware, such as armored vehicles

•	Seawater systems for naval ships

•	Soldier protection for advanced armor

During the second quarter, ATI continued to gain supplier and product qualification with a variety of global customers. These defense contractors work on an array of defense platforms.
We like the large growth opportunities for our products in the defense market.
In the electrical energy market:
•	North American demand for grain-oriented electrical steel declined during the first half 2009 driven by reduced demand from the housing market. Our GOES shipments held up nicely in this difficult market by way of our strategic long-term agreements.

•	Global demand from the nuclear energy market for our exotic alloys and other specialty metals is growing in spite of the economic slowdown. The nuclear electrical energy market is in the early stage of a renewed growth cycle as it emerges from 30+ years of maintenance and limited growth.

•	In contrast, shipments of our castings into the wind energy market were near zero in the second quarter as most of our casting capacity remains idle. This has negatively impacted Engineered Products.

In the oil and gas market, overall activity remained sluggish during the second quarter. The drill rig count was low, but recovered somewhat late in the quarter. The deepwater market has held up well due to the long-term nature of these projects. Several large pipeline jobs remain on track.
ATI received certification and qualification from Achilles JQS in Norway. This means ATI is a fully qualified supplier on North Sea and Norwegian projects with major oil and gas companies.
We have and will continue to increase our focus on the global oil and gas market and believe this is another market that provides growth potential for ATI, particularly in deepwater applications.
Here are some other insights on ATI infrastructure markets. We ended 2008 with a considerable backlog of orders from large chemical process, oil and gas, and electrical energy projects from several areas of the world.
When the global financial melt down occurred in the fourth quarter 2008, our backlog remained steady, but new orders then stalled as projects were pushed out due in great part to financing issues. Our backlog for these projects was drawn down during the first half 2009 as new orders were not replacing shipments one for one.

However, we are recently encouraged by reports from customers, mainly fabricators in Asia who have exposure to the oil and gas and power generation markets, that their order entry rates have begun to improve. We understand that several stalled projects have financing in place and are beginning to move forward.
Turning to capital expenditures, we continue deploying our cash for the long-term position of ATI in unsurpassed equipment and facilities:
•	Our Rowley, Utah premium-grade titanium sponge facility and our Bakers, North Carolina titanium and superalloy forging facility are both scheduled to begin production in the third quarter 2009. These strategic investments enhance our capabilities to serve our core long-term growth markets.

•	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is progressing. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is completed.

•	Engineering, permitting, and site preparation continues on our Brackenridge, Pennsylvania advanced hot rolling and processing center. The next step in site preparation is demolition and abatement, which we plan to begin in early August.

•	We continue to expect 2009 self-funded capital investments to be in the range of $425 to $450 million.

We anticipate that business conditions in the third quarter will remain challenging. While we see some signs of stabilization in a few markets, particularly in stainless sheet, demand for many of our products remains at very low levels, the pricing environment remains challenging, and visibility is limited.
To be very clear, recovering volume and the resulting revenue are the necessary keys to significantly improved financial results.
We do not see the market fundamentals for this to happen in the third quarter of 2009, and therefore we expect ATI’s third quarter performance to be at or near break even. We expect to end the third quarter with a significant amount of cash while continuing to self fund our strategic capital projects.
We have prepared ATI for this downturn. Our financial position is strong and our cost structure is the best in the company’s history. We have the capability to invest in the future and are doing so. Our product mix has improved; and we are focused on key global markets.
So, we are not standing still during this economic downturn, but are gaining ground for the future.
We are managing through the downturn and preparing ATI to be better positioned to grow when the economy and our markets recover.

We remain confident in the long-term growth potential of our core aerospace and infrastructure markets. These are the right markets for ATI. Therefore, our strategic direction and vision remain intact.
Operator, may we have the first question, please.
Q&A Portion of the Conference Call
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.

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